EX-FILING FEES

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Taylor Devices Inc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.025 par value	other	260,000	$12.285	$3,194,100.00	$0.0001102	$351.99
Total Offering Amounts					$3,194,100.00		$351.99
Total Fee Offsets							$0.00
Net Fee Due							$351.99

(1)	The Registration Statement also covers an indeterminate number of additional shares that may be offered and issued pursuant to the anti-dilution provisions of the Plan.
(2)	Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee. The price per share is estimated based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system as of October 28, 2022 for the NASDAQ Capital Market.